INDEPENDENT CONTRACTOR CONSULTING AGREEMENT
This Independent Contractor Consulting Agreement (this “Agreement”) is made the September     20, 2023, by and between William W. Harvey, Jr. (“Consultant”), Northwest Bancshares, Inc., a Maryland corporation (the “Company”), and Northwest Bank, a Pennsylvania state-charted stock savings bank (the “Bank”) (the Company and the Bank shall be referred to collectively as “Northwest”).
WHEREAS, Executive has been employed by Northwest since 1996, and is currently serving as its Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer;
WHEREAS, Executive has provided notice of his retirement effective December 31, 2024, and has entered into a Retirement Agreement with Northwest contemporaneously with this Agreement (“Retirement Agreement”);
WHEREAS, Executive has been an integral part of Northwest’s executive management team for many years and would be an invaluable resource for his successors; and
WHEREAS, Executive has agreed to assist with the transition of his positions to his successors as a consultant for a one-year period after his retirement under the terms of this Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Services. Northwest hereby retains Consultant on an as needed basis for the purpose of providing personal knowledge, information and generally being a resource to Northwest to assist in the transitioning of his positions to his successors (“Services”). Consultant agrees to make himself available up to twenty (20) hours per month. The performance of the Services shall be subject to Consultant’s reasonable availability and convenience and may be performed remotely via telephone, email, video conference or other similar technology. Consultant agrees to keep all information provided to him in the performance of the Services confidential.

2.Term. Provided that Consultant’s employment with Northwest has not been terminated prior to his retirement on December 31, 2024, the term of this Agreement shall begin on January 1, 2025, and shall end on December 31, 2025 (the “Term”). Should Consultant’s employment with Northwest terminate prior to his retirement on December 31, 2024, for any reason, this Agreement shall be null and void ab initio.
3.Consideration. As full and complete payment for all Services to be rendered pursuant to this Agreement, the Bank shall pay Consultant one million, eighty-one thousand five hundred dollars ($1,081,500) payable in 12 equal monthly installments. Upon Consultant’s death during the Term, Consultant’s beneficiary, or if none, Consultant’s estate, shall receive, within thirty (30) days of Consultant’s death, a cash lump sum payment equal to the consideration that would have been paid to Consultant during the Term had Consultant continuously provided Services to the Bank for the remaining Term.

4.Independent Contractor Status. Consultant is an independent contractor and not a Company or Bank employee. Nothing in this Agreement creates or is intended to create any employment relationship between Consultant and the Bank or the Company. Consultant shall not be eligible to participate in or receive any benefit from any benefit plan or program available to Northwest employees. Specifically, Consultant shall not be eligible to receive any awards of equity under the Company’s Equity Incentive Plan and shall not be eligible to participate in the Bank’s 401(k), Pension Plan, Nonqualified Supplemental Retirement Plan, and welfare plans, except as required by COBRA. Northwest shall not provide workers’ compensation coverage for Consultant. Consultant shall comply with all applicable laws and regulations and shall have sole responsibility for the payment of all applicable taxes and withholdings with respect to Compensation paid to Consultant. Consultant retains sole and absolute discretion in the manner and means of carrying out the Services.
5.Other Employment. During the Term, Consultant is free to work full-time or part-time for any other employer or consulting client to the extent such work does not violate the restrictive covenant to which Consultant is bound. Nothing contained in this Agreement shall be deemed to in any way limit or restrict Consultant’s other employment or consulting opportunities nor is there any implied minimum number of hours that Consultant must dedicate to the Company over the Term of this Agreement.
6.No Assignment. This Agreement shall not be assignable by any party, except by Northwest to a successor in interest. Northwest shall require any successor to assume and agree to perform Northwest’s obligations under this Agreement in the same manner and to the same extent as Northwest would be required to perform if no succession had taken place. However, if a merger or change in control of either Company or Bank occurs during the Term, Northwest will pay the remaining payments owed pursuant to Section 3 of this Agreement within 15 days of the merger or change of control.
7.Notices. Whenever notice is to be served under this Agreement, service shall be made personally, by electronic mail, by overnight courier, or by registered or certified mail.
8.Governing Law. This Agreement shall be governed by Commonwealth of Pennsylvania, without reference to rules regarding conflicts of law.
9.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.
10.Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.
11.Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision, or condition or as a waiver of any other term, provision, or condition of this Agreement.

12.Entire Agreement. This Agreement and the Retirement Agreement contains the entire agreement and understanding of the parties with respect to Consultant’s provision of Services, and merges and supersedes all prior agreements, discussions, and writings with respect to that subject matter. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both Consultant and Northwest.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day above written.

ATTEST:                    NORTHWEST BANCSHARES, INC.

/s/Kyle P. Kane     By: /s/Louis J. Torchio

                        NORTHWEST BANK

/s/Kyle P. Kane     By: /s/Louis J. Torchio

WITNESS:                     CONSULTANT

/s/Kyle P. Kane      /s/William W. Harvey, Jr.

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